____________________________ Press Release For immediate release
Invesco Ltd. Announces July 31, 2010 Assets Under Management Investor Relations Contact: Jordan Krugman 404-439-4605 Media Relations Contact: Doug Kidd 404-479-2922

Atlanta, August 10, 2010 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $580.3 billion, an increase of 4.1% month over month. Net long-term flows were positive during the month and largely driven by AUM excluding ETF, UIT and Passive assets.  Strengthening foreign currencies against the USD, which contributed approximately $5 billion in AUM during the month, and an overall improvement in global financial market returns, also contributed to higher assets month over month.  Average assets during the month of July were $574.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
July 31, 2010 (a)	$580.3	$279.2	$124.5	$40.2	$70.7	(b)	$65.7
June 30, 2010	$557.7	$263.2	$119.3	$38.2	$72.5		$64.5
May 31, 2010	$430.0	$180.9	$79.6	$38.1	$69.2		$62.2
Apr 30, 2010	$456.9	$201.5	$80.1	$40.9	$69.3		$65.1
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
July 31, 2010 (a)	$497.9	$227.6	$108.7	$40.2	$70.7	(b)	$50.7
June 30, 2010	$478.5	$214.3	$104.0	$38.2	$72.5		$49.5
May 31, 2010	$379.1	$150.4	$74.1	$38.1	$69.2		$47.3
Apr 30, 2010	$399.7	$165.5	$75.3	$40.9	$69.3		$48.7
Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
July 31, 2010 (a)	$82.4	$51.6	$15.8	$0.0	$0.0		$15.0
June 30, 2010	$79.2	$48.9	$15.3	$0.0	$0.0		$15.0
May 31, 2010	$50.9	$30.5	$5.5	$0.0	$0.0		$14.9
Apr 30, 2010	$57.2	$36.0	$4.8	$0.0	$0.0		$16.4
(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $66.4 billion in institutional money market AUM and $4.3 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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